Exhibit 99.1

Innovative Eyewear, Inc.
Announces $4.8 Million of Gross Proceeds Raised from Warrant Transactions

● $2.2 million gross proceeds from warrant inducement transaction

● $2.6 million gross proceeds from additional warrant exercises

MIAMI, June 23, 2025 /PRNewswire/ – Innovative Eyewear, Inc. (“Innovative Eyewear” or the “Company”) (Nasdaq: LUCY), the manufacturer of smart eyewear under the Lucyd®, Lucyd Armor®, Reebok®, Eddie Bauer® and Nautica® brands, today announced the entry into definitive agreements for the immediate exercise of certain outstanding warrants to purchase an aggregate of 746,782 shares of the Company’s common stock originally issued by the Company on April 14, 2025, at the current exercise price of $2.60 per share. The closing of the warrant inducement transaction is expected to occur on or about June 24, 2025, subject to satisfaction of customary closing conditions. The shares of common stock issuable upon exercise of the warrants are registered pursuant to an effective registration statement on Form S-1 (File No. 333-287142).

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the warrants for cash in the warrant inducement transaction, the Company will issue new unregistered Series I warrants to purchase up to an aggregate of 2,240,346 shares of common stock, at a purchase price of $0.125 per warrant, resulting in aggregate gross proceeds to the Company of approximately $0.3 million. The new Series I warrants will have an exercise price of $2.60 per share. The new Series I warrants will be exercisable immediately and will expire eighteen months following the effective date of the resale registration statement registering the shares of common stock issuable upon exercise of the Series I warrants.

The gross proceeds to the Company from the exercise of the warrants in the warrant inducement transaction are expected to be approximately $2.2 million, prior to deducting placement agent fees and offering expenses. The Company expects to use the net proceeds from the transaction for working capital and general corporate purposes.

In addition, over the last 30 days the Company has received aggregate gross proceeds of approximately $2.6 million from the exercise of certain warrants in the ordinary course by investors. Such investors exercised warrants to purchase an aggregate of 986,532 shares of the Company’s common stock originally issued by the Company on April 14, 2025, at the original exercise price of $2.60 per share.

The new Series I warrants described above related to the warrant inducement transaction are being offered in a private placement and, along with the shares of common stock issuable upon exercise of the new warrants, have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or applicable state securities laws. Accordingly, the new warrants and shares of common stock issuable upon the exercise of the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the 1933 Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) as soon as practicable and within 30 days covering the resale of the shares of common stock issuable upon exercise of the new Series I warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Innovative Eyewear, Inc.

Innovative Eyewear is a developer of cutting-edge ChatGPT enabled smart eyewear, under the Lucyd®, Nautica®, Eddie Bauer® and Reebok® brands. True to our mission to Upgrade Your Eyewear®, our Bluetooth audio glasses allow users to stay safely and ergonomically connected to their digital lives and are offered in hundreds of frame and lens combinations to meet the needs of the optical market. To learn more and explore our continuously evolving collection of smart eyewear, please visit www.lucyd.co.

Forward Looking Statements

This press release contains certain forward-looking statements, including but not limited to, those relating to the satisfaction of customary closing conditions, the intended use of proceeds from the offering and the anticipated closing of the offering. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K under the caption “Risk Factors.”

Investor Relations Contact:

Innovative Eyewear, Inc.
Scott Powell
Skyline Corporate Communications Group, LLC
Office: +1 (646) 893-5835
Email: scott@skylineccg.com